Exhibit 10.9(b)

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) originally dated as of the 4th day of November, 2008, as amended on November 2, 2009, and on December 31, 2009 (the “Effective Date”), is by and between CRYOLIFE, INC., a Florida corporation (“CryoLife”, or the “Company”) and STEVEN G. ANDERSON (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors (the “Board”) of CryoLife, upon recommendation of the Board’s Compensation Committee, has approved this Agreement; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1. EMPLOYMENT.

(a) CryoLife hereby employs Employee in the capacity of President, Chief Executive Officer and Chairman of the Board and Employee hereby accepts such employment.

(b) CryoLife agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of CryoLife subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (the “Employment Period”).

2. EMPLOYMENT DUTIES.

(a) Employee shall have such duties as are customarily performed and exercised by the President, Chief Executive Officer and Chairman of the Board of a public company, subject to the supervision of the Board, together with such additional duties as are reasonably assigned by the Board. During the Employment Period, (A) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) the Employee’s services shall be performed at the location where the Employee was employed immediately preceding the Effective Date.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time to the business and affairs of CryoLife and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(c) During the Employment Period, the Employee will not, without the prior written consent of CryoLife, directly or indirectly other than in the performance of the duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except with respect to any noncompetitive family businesses of the Employee for which the rendering of such services will not have an adverse effect upon Employee’s performance of his duties and obligations hereunder.

3. COMPENSATION, BENEFITS AND BUSINESS EXPENSES.

(a) For all services which Employee renders to CryoLife or any of its subsidiaries or affiliates during the term hereof, CryoLife agrees to pay the Employee the salary and bonus compensation as set by the Compensation Committee of the Board of Directors, subject to the following:

(i) Base Salary. Employee’s annual base salary for the year ending December 31, 2007 shall be $600,000. The Employee’s base salary shall be reviewed annually by the Compensation Committee during the first quarter of each calendar year, beginning with the year ending December 31, 2008, and the base salary for each such year shall be determined by the Compensation Committee, which may authorize an increase in the Employee’s base salary for such year; provided, however, that Employee’s base salary shall be increased, at a minimum, by an amount equal to the cumulative cost-of-living percentage increment during the prior calendar year, if any, applied to the Employee’s base salary, as such increment is reported in the “Consumer Price Index, Atlanta, Georgia, All Items,” published by the U.S. Department of Labor. In no event may Employee’s base salary be reduced below its then current level at any time during the Employment Period other than pursuant to a general wage reduction, in which event Employee’s base salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of all executive officers are reduced.

(ii) Bonus. Employee shall be entitled to participate in an annual bonus program which shall provide for the payment of an annual bonus to Employee on terms and in amounts no less favorable to Employee than those currently contained in the Company’s Executive Incentive Plan and the 2008 bonus program for Employee approved thereunder, as amended below, with such modifications thereto as shall be reasonably imposed for all executive officers with the approval of at least 2/3rds of the Company’s independent directors; provided, however, that, upon the certification of the Company’s Chief Financial Officer (the “CFO”) that payment of cash bonuses would materially negatively impact the Company’s cash position, liquidity or operations, Employee’s bonus may be paid all or a portion in Company stock, but only to the extent that all bonuses to executive officers are similarly paid. Employee’s 2008 bonus program under the Executive Incentive Plan is hereby amended to remove any discretion of the Compensation Committee to materially change the terms of the bonus program or to reduce or otherwise refuse to pay any portion of the bonus earned thereunder, subject to the ability of the Compensation Committee, upon the certification of the CFO that payment of cash bonuses would materially negatively impact the Company’s cash position, liquidity or operations, to pay all or a portion of the 2008 bonus in Company stock, but only to the extent that all bonuses to executive officers are similarly paid.

(b) CryoLife shall pay all reasonable expenses incurred by the Employee directly related to performance of his responsibilities and duties for CryoLife hereunder. Employee shall submit to CryoLife statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as CryoLife may deem necessary, CryoLife shall reimburse Employee the full amount of any such expenses advanced by Employee. Reimbursable expenses shall also include, with a value of up to 10% of Employee’s base salary, monthly car payments and auto expenses and dues and business related expenses at the Georgian Club, Buckhead Club, Marietta Country Club and Delta Crown Room. The Employee shall also be promptly reimbursed up to a maximum of $10,000 for any and all expenses (including, without limitation, legal fees) incurred by him in connection with the negotiation, documentation and implementation of this Agreement.

(c) Employee shall participate in the standard Company medical plan, Company life insurance program, and contributory 401K plan, as well as in all other standard employee benefit plans, and shall receive 30 days paid vacation annually; provided, however, that vacations not taken shall be cumulative and carried over to a subsequent year. Upon employment termination, Employee shall be paid at a rate per day equal to Employee’s base salary then in effect divided by 260 for all accumulated vacation days not taken. Such amount shall be deemed a payment obligation accruing through the Date of Termination for purposes of Section 6 of this Agreement.

4. CHANGE OF CONTROL.

In consideration and recognition of the Employee’s continued employment and his contribution to protecting and enhancing shareholder value in any future sale of CryoLife that may occur and to provide incentive to Employee as a senior executive to remain with the Company through any future sale or merger of the Company, CryoLife agrees to pay to Employee a retention payment in addition to other compensation due pursuant to this Agreement equal to one times the aggregate of Employee’s annual salary and bonus compensation for the year in which a Change of Control occurs (the “Retention Payment”). The Retention Payment shall be in addition to sums otherwise payable pursuant to Section 3 and shall be earned and become due upon the happening of a Change of Control (as defined below) provided Employee remains employed by the Company at such time or, if no longer then employed by the Company, Employee’s employment was terminated by the Company without Cause within twelve (12) months prior to the Change of Control. If the Change of Control occurs before the awarding of bonuses in the year in which the Change of Control occurs, or if it occurs during a year in which Employee is not employed by the Company, the bonus compensation component of the Retention Payment shall be computed based on the prior year’s bonus. If the Change of Control occurs during a year in which Employee is not employed by the Company, the salary compensation component of the Retention Payment shall be computed based on the prior year’s salary. Bonus compensation shall include cash bonus payments and the value of any non-cash bonuses, such as options or restricted stock. Any such options will be valued pursuant to the Black Scholes valuation method as of the grant date, using the same assumptions used by

CryoLife in computing the FAS 123R charge for the options, and any shares of restricted stock will be valued at the closing price of the CryoLife Common Stock on The New York Stock Exchange on the date of issuance. The Company’s annual option and restricted stock grants shall not be deemed to be bonus compensation unless they are specifically designated as such by the CryoLife Compensation Committee. For the sake of clarification, all cash paid and any shares issued in payment of all or a portion of the bonus pursuant to the Company’s Executive Incentive Plan shall be bonus compensation for purposes of this Agreement for the year in which paid or issued. The Retention Payment shall be paid to Employee within ninety (90) days following the occurrence of a Change of Control.

For the purposes of this Agreement, the term “Change of Control” shall mean a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, CryoLife, to the extent consistent with Section 409A and any regulatory or other interpretive authority promulgated thereunder, as described in paragraphs (i) through (iii) below.

(i) Change in Ownership of CryoLife. A change in the ownership of CryoLife shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (i)(D)), other than a group of which Employee is a member, acquires ownership of CryoLife stock that, together with CryoLife stock held by such person or group, constitutes more than 50% of the total voting power of the stock of CryoLife.

(A) If any one person or more than one person acting as a group (within the meaning of paragraph (i)(D)), other than a group of which Employee is a member, is considered to own more than 50% of the total voting power of the stock of CryoLife, the acquisition of additional CryoLife stock by such person or persons shall not be considered to cause a change in the ownership of CryoLife or to cause a change in the effective control of the CryoLife (within the meaning of paragraph (ii) below).

(B) An increase in the percentage of CryoLife stock owned by any one person, or persons acting as a group (within the meaning of paragraph (i)(D)), as a result of a transaction in which CryoLife acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C) The provisions of this paragraph (i) shall apply only to the transfer or issuance of CryoLife stock if such stock remains outstanding after such transfer or issuance.

(D) For purposes of this paragraph (i), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with CryoLife. If a person, including an entity, owns stock in CryoLife and another entity with which CryoLife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity. Persons shall not be considered to be acting as a group solely because they purchase or own stock of CryoLife at the same time or as a result of the same public offering of CryoLife’s stock.

(ii) Change in Effective Control of CryoLife.

(A) A change in the effective control of CryoLife shall occur on the date that either of (1) or (2) below occurs:

(1) Any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CryoLife possessing 35% or more of the total voting power of the stock of CryoLife; or

(2) A majority of members of the CryoLife Board of Directors are replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of the appointment or election.

(B) A change in effective control of CryoLife also may occur with respect to any transaction in which either of CryoLife or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C) If any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), is considered to effectively control CryoLife (within the meaning of this paragraph (ii)), the acquisition of additional control of CryoLife by the same person or persons shall not be considered to cause a change in the effective control of CryoLife (or to cause a change in the ownership of CryoLife within the meaning of paragraph (i)).

(D) For purposes of this paragraph (ii), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with CryoLife. If a person, including an entity, owns stock in CryoLife and another entity with which CryoLife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other entity. Persons shall not be considered to be acting as a group solely because they purchase or own stock of CryoLife at the same time, or as a result of the same public offering of CryoLife’s stock.

(iii) Change in Ownership of a Substantial Portion of CryoLife’s Assets. A change in the ownership of a substantial portion of CryoLife’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)), other than a group of which Employee is a member, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from CryoLife that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of CryoLife immediately prior to such acquisition or acquisitions.

(A) A transfer of CryoLife’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1) A shareholder of CryoLife (immediately before the asset transfer) in exchange for or with respect to CryoLife stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CryoLife;

(3) A person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of CryoLife; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B) For purposes of this paragraph (iii), gross fair market value means the value of all CryoLife assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C) For purposes of this paragraph (iii), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with CryoLife. If a person, including an entity shareholder, owns stock in CryoLife and another entity with which CryoLife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of CryoLife at the same time, or as a result of the same public offering of CryoLife’s stock.

5. TERMINATION OF EMPLOYMENT.

(a) Disability or Death. If CryoLife determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with CryoLife shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with CryoLife on a full time basis for

180 consecutive days as a result of incapacity due to mental or physical illness or determination by a physician selected by CryoLife or its insurers and acceptable to the Employee or Employee’s legal representative that the Employee is unable to perform the essential functions of his position as a result of incapacity due to mental or physical illness. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

(b) Cause. CryoLife may terminate the Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Employee to perform substantially the Employee’s duties with CryoLife (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board of CryoLife which specifically identifies the manner in which CryoLife believes that the Employee has not substantially performed the Employee’s duties, or

(ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to CryoLife.

For purposes of this provision, no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of CryoLife. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CryoLife shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of CryoLife.

(c) Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by CryoLife which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by the Employee;

(ii) any failure by CryoLife to comply with any of the provisions of Section 3(a) or 3(b) of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by the Employee;

(iii) any threatened termination by CryoLife of the Employee’s employment other than for Cause, Death or Disability; or

(iv) any failure by CryoLife to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Employee shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason at least ninety (90) but not more than one-hundred twenty (120) days following consummation of a Change of Control or during the 30 day period immediately following the first anniversary of a Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d) Retirement. The Employee may voluntarily terminate his employment at any time by reason of Retirement. For purposes of this Agreement, “Retirement” shall mean the cessation by Employee of all full-time employment of any kind.

(e) Notice of Termination. Any termination by CryoLife, or by the Employee for Good Reason or Retirement, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.

For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is to be later than the date of receipt of such notice, specifies the termination date (which date shall not, except in the case of Retirement, be more than thirty (30) days after the giving of such notice). The failure by the Employee or CryoLife to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or CryoLife, respectively, hereunder or preclude the Employee or CryoLife, respectively, from asserting such fact or circumstance in enforcing the Employee’s or CryoLife’s rights hereunder.

(f) Date of Termination. “Date of Termination” means: (i) if the Employee’s employment is terminated by CryoLife for Cause, or by the Employee for Good Reason or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by CryoLife other than for Cause or Disability, the date on which the Employee receives Notice of Termination, and (iii) if the Employee’s employment is terminated by reason of death or by CryoLife for Disability, the date of death of the Employee or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, the Date of Termination may, except in the case of Retirement, be accelerated by the party who receives Notice of Termination by providing to the other party written notice of acceleration, including the accelerated Date of Termination, within thirty (30) days of receipt of the Notice of Termination.

(g) Non-Compete Commitment. During the term of this Agreement and for a period of two years after any termination of this Agreement, the Employee agrees not to accept any position as chief executive officer, president or chief operating officer with, or provide comparable level executive consultation to, any competitors of CryoLife in the cardiac or vascular tissue processing business or biological glue or protein hydrogel product business within the United States or the European Union. Payments of amounts owing under any Severance Payment (defined in Section 6(d)) obligation, shall be conditioned upon Employee’s continued compliance with this non-compete commitment.

(h) Agreement Not to Solicit. During the term of this Agreement and for a period of two years after any termination of this Agreement, the Employee agrees he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company or any customer of the Company.

6. OBLIGATIONS OF CRYOLIFE UPON TERMINATION.

(a) Expiration of Term; Good Reason; Other Than for Cause, Death or Disability. If the Employee’s employment is terminated by reason of expiration of the Employment Period or if during the Employment Period, (i) CryoLife shall terminate the Employee’s employment other than for Cause or Death, or (ii) the Employee shall terminate employment for Good Reason, Disability or Retirement, then CryoLife shall pay to Employee the Severance Payment (defined below) and shall, subject to the limitations set forth in (e) below, continue to provide major medical insurance benefits comparable to those described in the schedules attached to this Agreement (collectively, “Major Medical Benefits”) for Employee and Employee’s wife, Ann B. Anderson, for the duration of their lives. Such payment shall be in addition to sums due to Employee through the Date of Termination and shall be subject to normal withholding requirements of CryoLife.

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate without further obligation to the Employee’s legal representatives under this Agreement, other than for (i) payment of obligations occurring through the Date of Termination and (ii) for CryoLife’s agreement to continue the Major Medical Benefits for Employee’s wife, Ann B. Anderson, for the duration of her life.

(c) Cause. If the Employee’s employment shall be terminated by CryoLife for Cause, this Agreement shall terminate without further obligations to the Employee other than for payment obligations accruing through the Date of Termination.

(d) Severance Payment.

(i) Amount. The “Severance Payment” shall be $1,985,000.

(ii) Timing of Severance Payment.

(A) Except as otherwise provided herein, the Severance Payment shall be payable in cash by the Company in twenty-four (24) equal monthly installments commencing on the date that is thirty (30) days after Employee’s Date of Termination;

(B) Notwithstanding (A) above, if Employee is terminated within the two (2) year period commencing on the date of a Change of Control, the Severance Payment, if any that is due hereunder, shall be paid to Employee, subject to Section 6(d)(iii) in a lump sum not later than thirty (30) days following Employee’s Date of Termination.

(C) Notwithstanding (A) above, if Employee is terminated within the six (6) month period prior to the date on which a Change of Control occurs, all installments due to Employee under (A) above and not paid prior to the date of the Change of Control shall be payable, subject to Section 6(d)(iii), in a lump sum not later than thirty (30) days following the date of the Change of Control.

(iii) The following rules shall apply with respect to the distribution of payments and benefits, if any to be provided to Employee under this Section 6(d), as applicable:

(A) Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” under Section 409A of the Code. The determination of whether and when a “separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h).

(B) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a Specified Employee, then each installment of payments (or if applicable, the lump sum payment) shall be made on the dates and terms set forth in Section 6(d)(ii).

(C) If, as of the date of the “separation from service” of the Employee from the Company, Employee is a Specified Employee, then each installment of the payments (or, if applicable the lump sum payment) under Section 6(d)(ii) that would, absent this subsection, be paid within the six-month period following the separation from service of the Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments (or, if applicable the lump sum payment) that are required to be delayed being accumulated during such six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service, and any subsequent installments, if applicable, being paid in accordance with the dates and terms set forth herein.

(iv) Specified Employee Defined. As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Employee shall be treated as a key employee if the Employee meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date”. If Employee is a “key employee” as of an identification date, he shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the “identification date” shall mean the last day of the calendar year.

(e) Limitations on Major Medical Benefits. The Company’s obligation to provide Major Medical Benefits to Employee and Ann B. Anderson, or either of them, after employment termination shall not oblige the Company to expend more than the Maximum Annual Premium Amount in any calendar year as determined by CryoLife. For purposes of this Agreement, Maximum Annual Premium Amount shall mean the sum of $30,000 increased by the Consumer Price Index using November 2, 2009 as the base date. If all of the Major Medical Benefits cannot be provided for the Maximum Annual Premium Amount, the Company shall utilize the Maximum Annual Premium Amount to obtain such major medical insurance coverage as can reasonably be obtained. When Employee or Employee’s wife, Ann B. Anderson, qualifies for Medicare, Medicaid or other governmentally provided major medical benefit (collectively, “Government Benefits”) of the sorts otherwise included within Major Medical Benefits, the provision of benefits under the Major Medical Benefits may be conditioned on Employee or Employee’s wife, Ann B. Anderson, as the case may be, looking first to Government Benefits for coverage before drawing on the Major Medical Benefits. Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits that are subject to Section 409A, the following conditions shall apply: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year in which such expense was incurred; and (iii) the right to reimbursement of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

7. NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by CryoLife or any of its affiliated companies and for which the Employee may qualify, nor, except as specifically set forth herein, shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with CryoLife or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with CryoLife or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. FULL SETTLEMENT.

In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment. CryoLife agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest by CryoLife or Employee with respect to liability under or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) the Employee receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within 30 days of the date of the judgment; or (ii) the parties agree to dismiss any such action upon CryoLife’s payment of the sums allegedly due the Employee or performance of the covenants by CryoLife allegedly breached by it.

9. LIMITATION OR EXPANSION OF BENEFITS.

In the event it shall be determined that all or any portion of any benefit, payment, acceleration right or distribution by CryoLife to or for the benefit of the Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) is treated as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) which is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then CryoLife shall pay to Employee an additional amount of cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Employee hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any excess parachute payment, and any state and federal income and employment taxes with respect to the Gross-Up Payment) to equal the aggregate after-tax compensation and benefits the Employee would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be paid to the Employee on the date that is thirty (30) days prior to the date on which the Excise Tax with respect to any excess parachute payment is due and in no event later than the last day of the taxable year next following the taxable year in which Employee remits the related taxes. A nationally recognized public accounting firm selected by CryoLife shall initially determine, at CryoLife’s expense, whether an excess parachute payment will be made to Employee, and if so, the amount of the Gross-Up Payment. In the event of a subsequent claim by the Internal Revenue Service that, if successful, would result in Employee’s liability for an Excise Tax in excess of the amount covered by any previous Gross-Up Payment, the Employee shall promptly notify CryoLife in writing of such claim. If CryoLife elects to contest such claim, it shall so notify the Employee and shall bear and pay directly or indirectly all costs and expenses of contesting the claim (including additional interest and penalties incurred in connection with such action), and shall indemnify and hold Employee harmless, on an after-tax basis, for any excise, income, or employment tax, including interest and penalties with respect thereto, imposed as a result of CryoLife’s payment of costs of the contest. Employee shall cooperate fully with CryoLife in the defense of any such IRS claim. If, as a result of CryoLife’s action with respect to a claim, Employee receives a refund of any amount paid by CryoLife with respect to such claim, Employee shall promptly pay such refund to CryoLife. In the event the IRS claim is finally determined to result in the imposition of Excise Tax on Employee, CryoLife shall make an additional Gross-Up Payment with respect to any such additional Excise Tax.

10. CONFIDENTIAL INFORMATION.

The Employee and CryoLife are parties to one or more separate agreements respecting confidential information, trade secrets, inventions and non-competition (collectively, the “IP Agreements”). The parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement.

11. SUCCESSORS.

(a) This Agreement is personal to the Employee and without the prior written consent of CryoLife shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon CryoLife and its successors and assigns.

(c) CryoLife will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CryoLife to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CryoLife would be required to perform it if no such succession had taken place. As used in this Agreement, “CryoLife” shall mean CryoLife as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. COMPLIANCE WITH SECTION 409A

(a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder and any ambiguities shall be interpreted in a manner consistent with the requirements of Section 409A.

(b) The Company and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.

(c) The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. The Company shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

13. MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in either case, accompanied by a facsimile copy, addressed as follows:

If to the Employee:

Steven G. Anderson

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 303144

Facsimile: (770) 590-3754

With a copy to:

Steven E. Fox

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303-1601

Facsimile: (404) 525-2224

If to CryoLife:

CryoLife, Inc.

1655 Roberts Boulevard, N.W,

Kennesaw, Georgia 30144

Attention: General Counsel

Facsimile: (770) 590-3754

With a copy to:

B. Joseph Alley, Jr.

Arnall Golden Gregory LLP

171 17th St. N.W., Suite 2100

Atlanta, Georgia 30363

Facsimile: (404) 873-8689

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) CryoLife may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof including the Employment Agreement between the parties dated September 5, 2005, which shall be null and void and of no further force or effect. In the event of any conflict between this Agreement and any benefits provision of CryoLife’s Employee Handbook, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the Employee has hereunder set the Employee’s hand and, pursuant to the authorization from the Board, upon recommendation of the Board’s Compensation Committee, CryoLife has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Steven G. Anderson
STEVEN G. ANDERSON

CRYOLIFE, INC.

By:	/s/ Ronald C. Elkins, M.D.
Ronald C. Elkins, M.D.
Director and Chairman,
Compensation Committee